Exhibit 10.6

February 18, 2005

Mr. William Hecht
Chief Executive Officer

Dear Bill,

I am pleased to advise you that the Board of Directors has authorized a special early retirement offer to certain long term officers of the Bank.  In each case, the offer has been customized to reflect the specific circumstances of the individual, so the terms of the offer communicated herein must remain confidential.

In consideration of your agreement to request early retirement on or about May 1, 2005, which request will be approved by the Board, the Bank agrees to provide the following supplemental benefits:

1.                                       Maintain $300,000 in life insurance coverage till age 85.

2.                                       Until age 66 the Bank will provide you and your wife with the same medical coverage that is provided for employees (including family coverage if applicable) at no cost to you.  Should you subsequently obtain other employment which provides similar medical coverage you agree to substitute that coverage and the bank’s obligation will be limited to reimbursing you for any required employee contribution toward the premiums.

3.                                       During any period of time when you occupy the position of Chairman of the Board of Directors the Bank will continue to provide you with your present company car plus repairs and insurance, as well as reimbursement for dues and bank related expenses at  Chester Valley Golf Club.  Additionally, the Bank will provide you with an office at the Bank’s headquarters, wherever located, and reimburse you for expenses associated with maintaining a virtual private network to facilitate connection to the bank’s systems from a home office.  Finally, the Bank agrees to reimburse you for the expense of continuing professional education as well as related travel and entertainment.

All other aspects of retirement, including your rights under the Bank’s various benefit plans will be governed by the applicable plan documents.  This offer will remain open till March 3, 2005.  Please notify me of your decision by signing and dating the appropriate line below and returning the copy to me while retaining the original for your file.

Sincerely,

I accept the offer

/s/ William E. Hecht